Contact:     John V. Battaglini
             Millennium Cell, Inc.
(732) 542-4000

Investors:     Betsy Brod/Jonathan Schaffer
Brod & Schaffer, LLC
(212) 750-5800

PROTONEX BROADENS LICENSE AGREEMENT WITH MILLENNIUM CELL
~ Expanded license agreement to include Medical and Industrial markets ~

Eatontown, NJ—February 13, 2006 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology, announced today that Protonex Technology Corporation, a leading fuel cell supplier and existing licensee in the military market, has exercised its option to license Millennium Cell’s Hydrogen on Demand® technology for industrial and medical markets. Millennium Cell’s technology will provide Protonex with a high energy density, safe and cost-effective fuel cartridge to complement their innovative fuel cell technology in these markets.

Over the past two years, Protonex and Millennium Cell have partnered to develop the P2, a 30-watt fuel cell-based soldier power system. P2 is scheduled to be delivered to the U.S. Air Force later this quarter and will enter field testing this year. This system delivers the military’s performance requirements in a unit that is over 60% lighter and smaller at a lower cost than the batteries most commonly used. Also, Protonex announced last week the development of a quiet, energy-dense auxiliary power unit (APU) with Millennium Cell’s fueling technology for use by the U.S. military as a refuelable power source. The system will provide 150 to 250 watts of power for electronic and communications equipment for U.S. forces, who may require several days of quiet power for a single mission.

Adam Briggs, Millennium Cell President, commented, “We are pleased that Protonex has decided to license our technology for industrial and medical applications. As an existing partner in the military market, the decision to expand this relationship is a strong validation of our technology and our collaboration. Protonex has demonstrated its ability to develop a best-in-class military product and gain broad support throughout the U.S. Department of Defense. We are enthusiastic about the opportunity to leverage Protonex’ successful military products into industrial and medical applications.”

Scott Pearson, Protonex CEO, said, "Millennium Cell’s sodium borohydride fueling technology has provided a competitive advantage to Protonex fuel cell power systems in military markets. We are pleased to now be able to offer industrial and medical customers the same innovative power system technology that can deliver more power in a smaller, lighter package than many batteries in use today for those markets."
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About Millennium Cell

Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit http://www.millenniumcell.com.

About Protonex Technology Corporation

Protonex Technology Corporation develops and manufactures the smallest, lightest and highest performing fuel cell systems for portable power applications in the 10 to 500 watt range. The Company is meeting the needs of OEM customers for off-grid applications underserved by existing technologies by providing customizable, stand-alone portable power solutions and systems that may be hybridized with existing power technologies. The Company is based in Southborough, Massachusetts, and has established partnerships with Northrop Grumman Corporation, Parker Hannifin Corporation and Millennium Cell Inc. to jointly develop advanced power solutions. For more information, visit http://www.protonex.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell’s current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as “believe,”“expect,”“plan,”“anticipate,”“on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell’s expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell’s hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell’s ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell’s ability to protect its intellectual property; (vi) Millennium Cell’s ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell’s ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell’s ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell’s ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell’s ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption “Investment Considerations”in Millennium Cell’s Annual Report on Form 10-K for the year ended December 31, 2004.

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